UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:______________________________________________________________
(2)	Form, Schedule or Registration Statement No.:______________________________________________
(3)	Filing Party:________________________________________________________________________
(4)	Date Filed:_________________________________________________________________________

5790 Widewaters Parkway
DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        April 1, 2015
To the Shareholders of Community Bank System, Inc.:

At the direction of the Board of Directors of Community Bank System, Inc., a Delaware corporation (the “Company”), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company (the “Meeting”) will be held at 10:00 a.m. on Wednesday, May 20, 2015 at the Regina A. Quick Center for the Arts, St. Bonaventure University, 3261 New York 417, St. Bonaventure, New York 14778, for the following purposes:

1.	To elect four directors to the Board of Directors for stated terms;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015; and

4.	To transact any other business which may properly come before the Meeting or any adjournment thereof.

By Order of the Board of Directors

Danielle M. Cima
Secretary

IMPORTANT NOTICE

Please vote your shares by one of the following methods as soon as possible, whether or not you plan to attend the Annual Meeting: (1) a toll-free telephone call, (2) the Internet, or
(3) the enclosed proxy in the postage paid envelope provided. If you hold shares through a broker or other custodian, please complete the voting instructions of that broker or custodian.
Brokers may not vote your shares on the election of directors or the advisory vote on compensation in the absence of your specific instructions as to how to vote.
Please vote your shares so your vote can be counted.

2

5790 Widewaters Parkway
DeWitt, New York 13214-1883

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 2015

This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 10:00 a.m. on Wednesday, May 20, 2015, at the Regina A. Quick Center for the Arts, St. Bonaventure University, 3261 New York 417, St. Bonaventure, New York 14778.  This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately April 1, 2015.

The proxy materials relating to the 2015 Annual Meeting and the 2014 Annual Report are available on the Internet.  Please go to http://ir.communitybanksystem.com/docs.aspx?iid=100185 to view and obtain the materials online.

VOTING RIGHTS AND PROXIES

The Board has fixed the close of business on March 23, 2015 as the record date for determining which Shareholders are entitled to notice of, and to vote at, the Meeting.  At the close of business on the record date, 40,708,667 shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company’s only class of voting stock.  Each share of outstanding common stock is entitled to one vote with respect to each proposal to come before the Meeting.  The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.

If the enclosed form of proxy (the “Proxy”) is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.  An abstention by a Shareholder with respect to a matter to be voted on will be counted for purposes of determining the presence of a quorum and will have the effect of a vote cast against the matter being voted on at the Meeting.  Any broker non-votes will be counted as being present for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter being voted on at the Meeting.

Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise.  A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company’s address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

For beneficial owners who vote their proxies by instructing their brokers or nominees, if a shareholder instructed his or her broker or nominee to vote such shares, the beneficial owner can change his or her vote only by following the broker’s or nominee’s instructions for doing so.  A beneficial owner can only change his or her vote at the Meeting if he or she has obtained a “legal proxy” from the broker or other nominee holding the shares that confirms the beneficial ownership of the shares and gives the beneficial owner the right to vote his or her shares at the Meeting.

The Company will pay its costs relating to the solicitation of Proxies.  We have retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003 to assist in soliciting Proxies for a base fee of $6,000 plus reasonable and approved out-of-pocket expenses.  Proxies may be solicited by officers, directors, and staff members of the Company personally, by mail, by telephone, or by other electronic means.  The Company will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of the Company’s stock.

The Annual Report of the Company for the fiscal year ended December 31, 2014, incorporating the Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”), is being sent to Shareholders with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as of December 31, 2014 with respect to any person known by the Company to beneficially own more than 5% of the Company’s outstanding stock.  The information included in the table is from Schedules 13G filed with the SEC by the listed beneficial owners.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,560,346 (1)	8.8%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,963,286(2)	7.29%

(1)
Based on information contained in the referenced Schedule 13G filing, BlackRock, Inc. has sole voting power with respect to 3,464,064 shares and sole dispositive power with respect to all shares listed.

(2)
Based on information contained in the referenced Schedule 13G filing, The Vanguard Group, Inc.
has sole voting power with respect to 53,976 shares and sole dispositive power with respect to 2,912,110 shares.

PROPOSAL ONE:  ELECTION OF DIRECTORS AND INFORMATION WITH
RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

The first proposal to be acted upon at the Meeting is the election of four directors, all of whom shall hold office for three years.  Directors Neil E. Fesette, Sally A. Steele, Mark E. Tryniski, and James A. Wilson, whose terms are scheduled to expire as of the date of the Meeting, will stand for re-election.  The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected directors.

All Proxies in proper form which are received prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy.  In the event any nominee declines or is unable to serve, the proxy agents intend to vote for the election of a successor nominee, if any, as the Board may recommend.  All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.  The twelve members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until they reach the mandatory retirement age in accordance with the Company’s Bylaws.  As of December 31, 2014, Brian R. Wright retired from the Board in accordance with the Company’s mandatory retirement policy.

For each nominee standing for election at the Meeting and for each director of the Company whose term of office continues after the Meeting, the Nominating and Corporate Governance Committee considered the business experience set forth in the table below, as well as the additional qualifications set forth in the section “Qualifications of Directors,” to determine that such director is qualified to serve on the Board.

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

Shares of Company Common Stock Beneficially Owned (b) as of March 23, 2015 (c)
Name and Age	Director of the Company Since	Business Experience During Past Five Years (a)	Number (d)	Percent
Nominees and Directors (for terms to expire at Annual Meeting in 2018):
Neil E. Fesette Age 49	2010
President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property
Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.
			16,780 (e)	*

Sally A. Steele Age 59	2003	Attorney, general practice with concentration in real estate and elder law, Tunkhannock, Pennsylvania.	75,966 (e)	*

Mark E. Tryniski Age 54	2006	President and Chief Executive Officer of the Company. Prior service with the Company as Executive Vice President and Chief Operating Officer (March 2004 - July 2006) and Executive Vice President and Chief Financial Officer (July 2003 - February 2004). Prior to 2003, partner at the firm of PricewaterhouseCoopers LLP in Syracuse, New York.	228,869.56%

Shares of Company Common Stock Beneficially Owned (b) as of March 23, 2015 (c)
Name and Age	Director of the Company Since	Business Experience During Past Five Years (a)	Number (d)	Percent
James A. Wilson Age 69	2009	Prior to retirement in April 2008, principal at the accounting firm of Parente Randolph, LLC in Wilkes-Barre, Pennsylvania providing accounting, auditing and other related services to financial and business institutions throughout Pennsylvania.	12,222	*

Directors (for term to expire at Annual Meeting in 2016):

Mark J. Bolus Age 49	2010	President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a regional trucking company in Scranton, Pennsylvania.	104,642 (e)	.26%

Nicholas A. DiCerbo Age 68	1984	Attorney, law firm of DiCerbo and Palumbo, Olean, New York; Chair of the Board of the Company.	251,809 (e)	.62%

James A. Gabriel Age 67	1984	Attorney, law firm of Franklin & Gabriel, Ovid, New York.	145,828.36%

Edward S. Mucenski Age 67	2010	Managing Director of Pinto, Mucenski, Hooper, VanHouse & Co., P.C., Certified Public Accountants, a firm located in Potsdam, New York that provides accounting, tax and financial services.	27,397 (e)	*

Directors (for term to expire at Annual Meeting in 2017)

Brian R. Ace Age 60	2003	Former owner and operator of Laceyville Hardware, a full service home product retail store in Laceyville, Pennsylvania.	104,719 (e)	.26%

James W. Gibson, Jr. Age 68	2009	Prior to retirement in September 2004, partner at the firm of KPMG, LLP in New York, New York providing accounting, auditing and other related services to financial institutions and businesses in the New York area.	36,137	*

Shares of Company Common Stock Beneficially Owned (b) as of March 23, 2015 (c)
Name and Age	Director of the Company Since	Business Experience During Past Five Years (a)	Number (d)	Percent
John Parente Age 48	2010	Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations, with headquarters in Wilkes-Barre, Pennsylvania since April 1, 2007.	102,112 (e)	.25%

John F. Whipple, Jr. Age 59	2010	Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.	20,884 (e)	*

Shares of Company Common Stock Beneficially Owned (b) as of March 23, 2015 (c)
Name and Age	Business Experience During Past Five Years (a)	Number (d)	Percent
The following information summarizes the security ownership of named executive officers of the Bank who are not directors:
Scott A. Kingsley Age 50	Executive Vice President and Chief Financial Officer. Prior to August 2004, Vice President and Chief Financial Officer of Carlisle Engineered Products, Inc.	82,797	*

Brian D. Donahue Age 59	Executive Vice President and Chief Banking Officer.	105,465.26%

George J. Getman Age 58	Executive Vice President and General Counsel. Prior to January 2008, partner at Bond, Schoeneck & King, PLLC.	46,963	*

Shares of Company Common Stock Beneficially Owned (b) as of March 23, 2015 (c)
Name and Age	Business Experience During Past Five Years (a)	Number (d)	Percent
Joseph F. Serbun Age 54	Senior Vice President and Chief Credit Officer. Prior service with the Company as Vice President and Commercial Team Leader (January 2008 – June 2010). Prior to January 2008, Vice President at JPMorgan Chase Bank in Syracuse, New York.	16,611	*

Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (16 persons)		1,379,201	3.34%

*	Represents less than .25% of the Company’s outstanding shares.

(a)
Other than Mr. Tryniski who has served as a director of CONMED Corporation since 2007, no nominee or continuing director of the Company holds a directorship with any public company (other than the Company) which is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or with any company which is a registered investment company under the Investment Company Act of 1940.

(b)
Represents all shares as to which the named individuals possessed sole or shared voting or investment power as of March 23, 2015.  Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or director.  The share ownership numbers for certain directors include shares that would be issuable upon exercise of “offset options” granted to these directors in order to reduce the Company’s liability under its Stock Balance Plan.  The purpose of the offset options is explained in the section entitled “Compensation of Directors.”  See footnote “(d)” to this table for the number of currently exercisable stock options (including, without limitation, offset options) held by specific directors.

(c)
The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 5,510 shares jointly with his wife, his wife holds 126 shares, and 17,635 shares are held in Mr. Ace’s simplified employee pension plan; Mr. Bolus holds 44,823 shares jointly with his wife, 5,932 shares as Trustee of the Mark Bolus Trust, 4,297 shares as Trustee of the Austin Bolus Trust, 4,297 shares as Trustee of the Noah Bolus Trust, 4,297 shares as Trustee of the Paige Bolus Trust, 4,297 shares as Trustee of the Austin Bolus Trust, 4,297 shares as Trustee of the Taylor Bolus Trust, and 737 shares are held by his children; Mr. DiCerbo holds 150,401 shares jointly with his wife, 931 shares are held in his wife’s IRA account, and 785 shares are held in the name of the law partnership of DiCerbo and Palumbo; Mr. Donahue is the beneficial owner of 6,780 shares held by the Company’s 401(k) Plan; Mr. Getman’s wife holds 895 shares and he is the beneficial owner of 3,631 shares held by the Company’s 401(k) Plan; Mr. Gibson holds 8,029 shares jointly with his wife; Mr. Kingsley is the beneficial owner of 4,233 shares held by the Company’s 401(k) Plan; Mr. Mucenski holds 1,147 shares jointly with his wife, his wife holds 1,073 shares, and 7,083 shares are held in his 401(k) account; Mr. Parente’s children hold 30,000 shares in trusts (Mr. Parente disclaims beneficial ownership of these shares); Mr. Serbun is the beneficial owner of 1,251 shares held by the Company’s 401(k) Plan; Ms. Steele holds 35,765 shares jointly with her husband, 2,320 shares are held in Ms. Steele’s 401(k) account, and 1,202 shares are held in Ms. Steele’s simplified employee pension plan; and Mr. Tryniski is the beneficial owner of 14,599 shares held by the Company’s 401(k) Plan.

(d)
Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of March 23, 2015, through exercise of stock options issued by the Company: Mr. Ace, 58,544 shares; Mr. Bolus, 18,647 shares; Mr. DiCerbo, 51,684 shares; Mr. Donahue, 64,926 shares; Mr. Fesette, 16,678 shares; Mr. Gabriel, 68,248 shares; Mr. Getman, 21,913 shares; Mr. Gibson, 26,108 shares; Mr. Kingsley, 52,703 shares; Mr. Mucenski, 16,678 shares; Mr. Parente, 16,765 shares; Mr. Serbun, 6,762 shares; Ms. Steele, 36,679 shares; Mr. Tryniski, 128,736 shares; Mr. Whipple, 20,615 shares; and Mr. Wilson, 3,631 shares.  These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(e)
In addition to the number of shares of common stock reported as beneficially owned, the following directors have elected to defer cash director fees under the director deferred compensation plan resulting in such directors holding at risk share equivalent units, which are subject to fluctuations in the market price of the Company’s stock, in the following amounts as of March 23, 2015:  Mr. Ace, 24,726 units; Mr. Bolus 4,159 units; Mr. DiCerbo, 50,402 units; Mr. Fesette 7,361 units; Mr. Mucenski 6,799 units; Ms. Steele, 27,274 units; and Mr. Whipple, 10,197 units.

CORPORATE GOVERNANCE

The Company maintains a corporate governance section on its website which contains our principal governance documents including the Company’s Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company’s Whistleblower Policy, and the Committee Charters for the Audit, Compliance and Risk Management Committee, Compensation Committee, and the Nominating and Corporate Governance Committee (“Corporate Governance Committee”).  These corporate governance documents are available on our website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 or a copy will be provided free of charge to any shareholder or interested party who requests a copy from the Company.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board of Directors to be comprised of at least a majority of independent directors.  The Board has determined that 10 of the 12 directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.  To assist it in determining director independence, the Board uses standards which conform to, or are more exacting than, the NYSE independence requirements.  Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless, within the preceding three years: (i) the director was employed by the Company or received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv).  In determining whether a director is independent, the Board reviews the stated standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.

Based on these independence standards, the Board determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during such year and continue to be deemed independent by the Board:  Brian R. Ace, Mark J. Bolus, Neil E. Fesette, James A. Gabriel, James W. Gibson, Jr., Edward S. Mucenski, John Parente, Sally A. Steele, John F. Whipple, Jr., James A. Wilson, and Brian R. Wright (retired).

In reviewing the independence of Neil E. Fesette, James A. Gabriel, and Sally A. Steele, the Board considered the transactions described in the section entitled “Transactions with Related Persons.”  The Board determined that the disclosed transactions were at market terms and pricing, consistent with the best interests of the Company and, based on the nature of the transactions, would not interfere with the exercise of such director’s independent judgment.

Board Leadership Structure

The Company’s long-standing practice is to have a separation of the position of Chair of the Board and Chief Executive Officer.  In addition, the Company maintains a Lead Director structure to provide an additional source of independent leadership for the Board in the event the Chair of the Board is not deemed to be an independent director.  The Chair of the Audit, Compliance and Risk Management Committee will serve as the Lead Director of the Board and preside at executive sessions of the Board unless the independent directors select a different independent director to serve as the Lead Director.

The duties of the Lead Director include, but are not limited to, the following: (i) presiding at all meetings of the Board at which the Chair is not present and at executive sessions of the Board, (ii) serving as a liaison between the Chair and the independent directors, (iii) making recommendations and approving matters to be considered by the Board including agenda items, information to be provided to the Board and the schedule of meetings, (iv) authority to call meetings of the independent directors, and (v) serving as an independent point of contact for Shareholders wishing to communicate with the Board.

Both the Board Chair and Committee Chairs are subject to four year term limits, unless waived by the Board, providing for continuous development of strong leadership qualities on the Board.  In addition, the Company encourages Committee Chairs and directors to participate in continuing board education opportunities and includes educational opportunities as a component of Board meetings over the course of each year.

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive sessions at the end of Board and Committee meetings as appropriate on a regular basis, without the Company’s management and non-independent directors present, to facilitate full discussion of important matters.  The Lead Director presides over these executive sessions of the Board.

Board Committees

Among its standing committees, the Company has an Audit, Compliance and Risk Management Committee, a Compensation Committee, and a Corporate Governance Committee.  As described more fully in the Audit Committee Report contained in this Proxy Statement, the Audit, Compliance and Risk Management Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees risk management functions, and selects the Company’s independent auditors.  The Audit, Compliance and Risk Management Committee held eight meetings during 2014, and its present members are Directors James A. Wilson (Chair), James W. Gibson, Jr., Edward S. Mucenski, John Parente, and John F. Whipple, Jr.  The Board has determined that each of the Audit, Compliance and Risk Management Committee’s members is independent as defined by the NYSE rules.

The Company’s Compensation Committee reviews and makes recommendations to the Company’s and the Bank’s Boards regarding compensation and employee benefits matters.  As described more fully in the section entitled “Compensation Discussion and Analysis,” the Compensation Committee reviews the compensation of employees in the aggregate, and the salaries and performance of named executive officers are reviewed individually.  The Compensation Committee held seven meetings in 2014, and its present members are Directors Mark J. Bolus (Chair), Brian R. Ace, James W. Gibson, Jr., and Edward S. Mucenski.  The Board has determined that each of the Compensation Committee’s members is independent as defined by the NYSE rules.

The Company’s Corporate Governance Committee evaluates and maintains corporate governance policies and makes recommendations to the Board for nominees to serve as directors.  The Corporate Governance Committee will consider written recommendations by Shareholders for nominees to serve on the Board which are sent to the Secretary of the Company at the Company’s main office.  The Corporate Governance Committee held five meetings in 2014, and its present members are Directors Neil E. Fesette (Chair), Brian R. Ace, John F. Whipple, Jr., and James A. Wilson.  The Board has determined that each of the Corporate Governance Committee’s members is independent as defined by the NYSE rules.  The Corporate Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and free of charge in print to any Shareholder or interested party who requests it.

The President and Chief Executive Officer of the Company serves as a non-voting ex officio member of all Board committees except the Audit, Compliance and Risk Management Committee, the Compensation Committee, and Corporate Governance Committee, and receives no compensation for serving in this capacity.

Qualification of Directors

In considering candidates for the Board, the Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials.  Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad and relevant experience; integrity; sound and independent judgment; experience and knowledge of the business environment and markets in which the Company operates; business acumen; and willingness to devote adequate time to Board duties.  The Corporate Governance Committee considers diversity, but does not have a specific policy, in the context of the Board as a whole including personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.  The Board believes that each director should have an understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors.  Prior to nominating an existing director for re-election to the Board, the Board and the Corporate Governance Committee consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the director brings to the composition of the Board as a whole.

In selecting the current directors and nominees who serve on the Company’s Board, the Corporate Governance Committee considered each individual’s business experience set forth below and the foregoing qualifications.  In addition, the Corporate Governance Committee considered each individual’s experience and knowledge of the banking and financial services industry, knowledge of and standing in key geographic markets in which the Company operates, experience and knowledge with the organization, business model and strategic plans related to the Company’s success, independence in judgment and regulatory standards, special skills relevant to overall composition of the Board, including financial and accounting expertise, service with public companies, and experience in real estate and commercial finance.  The Corporate Governance Committee and the Board believe that each director and nominee brings his or her own particular expertise, knowledge and experience that provides the Board as a whole with the appropriate mix of skills, characteristics and attributes to work together and fulfill the Board’s oversight responsibilities to the Company’s Shareholders.

The Company’s Bylaws and Corporate Governance Guidelines provide for (i) a mandatory retirement age of 70, (ii) advance notice prior to serving on another public company board, and (iii) review of continued board membership in the event of a significant change in the responsibilities or job position of a director.

The following information describes the experience and attributes held by each member of the Board relevant to his or her qualifications to serve on the Board:

Mr. Ace currently serves as the Vice Chair of the Company’s Compensation Committee and a member of the Corporate Governance Committee.  Mr. Ace is the former President of Laceyville Hardware and brings to the Board his business experience and an understanding of the business environment in Northeast Pennsylvania.  He also has over 20 years of experience serving as a director of a national bank and previously served on the Company’s audit, nominating and compensation committees.  Because of this significant period of service, Mr. Ace is thoroughly familiar with the duties and responsibilities of public company audit, nominating and compensation committees and brings this knowledge and expertise to the committees on which he serves.

Mr. Bolus serves as the Chair of the Company’s Compensation Committee and a member of its Strategic and Executive Committee.  He is the President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a trucking company serving the Northeastern region of the United States from Scranton, Pennsylvania and has 25 years of management experience in the freight transportation industry.  His business experience provides the Board with insight into the economic and business environment in Upstate New York and Northeast Pennsylvania, key geographic markets for the Company.  The Board also benefits from his considerable experience in real estate matters.

Mr. DiCerbo serves as the Chair of the Company’s Board.  As a partner of DiCerbo & Palumbo, a law firm that represents banks and financial institutions on a variety of matters, he has developed an expertise in the legal issues that impact financial institutions.  In addition to his relevant legal experience, he has more than 30 years experience as a member of a public company board.  Mr. DiCerbo chaired the Company’s Strategic and Executive Committee for over 15 years and has developed significant mergers and acquisition expertise during his tenure.  His long service on the Company’s Board, combined with his legal knowledge and experience, permit him to provide the Board with valuable input regarding the Company’s strategic goals.

Mr. Fesette serves as the Chair of the Company’s Corporate Governance Committee and a member of the Bank’s Trust Committee.  He is the President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.  He has extensive expertise in the real estate market in Upstate New York and key geographic markets where the Company operates.  Plattsburgh is one of the Bank’s primary regions and Mr. Fesette’s knowledge regarding its economic development and areas of opportunity is a substantial benefit to the Board.  Over the course of his service on the Board, Mr. Fesette has developed an expertise with corporate governance matters and succession planning, which are key skills required for his service as Chair of the Corporate Governance Committee.

Mr. Gabriel serves as the Chair of the Bank’s Trust Committee, the Vice Chair of the Loan/ALCO Committee, and a member of its Strategic and Executive Committee.  As a partner of the law firm of Franklin & Gabriel, he has developed an expertise with banking services, lending, and real estate transactions.  He has served for more than 30 years as a member of a public company board of directors and developed a keen understanding of the opportunities and challenges facing financial institutions in the Company’s geographic markets.  He served as Chair of the Board for seven years during a period of rapid growth of the Company and has significant knowledge and experience relating to banking matters generally and specifically with respect to the Company’s lending activities and its ancillary financial services businesses.

Mr. Gibson is a member of the Company’s Audit, Compliance and Risk Management and Compensation Committees.  He is a retired partner of KPMG, LLP (“KPMG”) in New York, New York where he developed extensive experience with national and regional banks.  During his 33 years of service as a certified public accountant at KPMG, Mr. Gibson was responsible for overseeing accounting, auditing and other related services to financial institutions located in Upstate New York, the Ohio Valley region and metropolitan New York.  He also developed extensive experience with SEC filings and served as an associate SEC reviewing partner prior to assuming the responsibilities for KPMG’s financial services practice in Long Island, New York.  Through his service as managing partner of KPMG’s Syracuse, New York office, he acquired strong management and human resources experience.  The Board has deemed him an “audit committee financial expert” as defined by the SEC rules.  Based upon Mr. Gibson’s long tenure with KPMG and his focus on financial institutions, Mr. Gibson provides the Board with an exceptional level of financial experience, as well as insight on the duties and responsibilities of public company audit and compensation committees.

Mr. Mucenski is the Vice Chair of the Audit, Compliance and Risk Management Committee and a member of the Compensation Committee.  He is the Managing Director of Pinto, Mucenski, Hooper, VanHouse & Co., PC, a regional certified public accounting firm located in Potsdam, New York.  Mr. Mucenski is a certified public accountant and provides accounting, tax and financial services advice to a variety of clients in the Northern New York region.  He serves on the boards of two private foundations and a hospital in Northern New York.  Through his professional activities and public service, Mr. Mucenski has expertise in the health care industry and is very familiar with the regional economy of Northern New York, a significant geographic market for the Company.  The Board has deemed him an “audit committee financial expert” as defined by the SEC rules.  Mr. Mucenski provides the Board with strong experience and expertise in the areas of corporate finance, human resources, accounting, and financial reporting.

Mr. Parente is the Chair of the Bank’s Loan/ALCO Committee and a member of the Audit, Compliance and Risk Management and Strategic and Executive Committees.  He is the Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations headquartered in Wilkes-Barre, Pennsylvania.  Over the course of his professional career, he has developed an expertise in marketing, manufacturing, and real estate.  He also has significant banking experience through his prior service as a founding director of a bank located in Pennsylvania.  Mr. Parente provides the Board with significant risk management expertise and insights into the economic challenges and opportunities in the Scranton/Wilkes-Barre region, which is a key geographic area for the Company.

Ms. Steele serves as the Chair of the Company’s Strategic and Executive Committee and a member of the Bank’s Trust Committee.  She is an attorney from Tunkhannock, Pennsylvania and has extensive experience in her legal practice with natural gas drilling in the Marcellus Shale region of Pennsylvania and the economic impact of such activities in key markets for the Company.  She has developed extensive public company oversight experience gained from more than 20 years of service as a director of national banks.  Ms. Steele has also gained significant mergers and acquisition experience through her prior board service and has a thorough understanding the issues facing an institution when it evaluates potential transactions.  Ms. Steele provides the Board with significant corporate governance and leadership expertise through her prior experience chairing the Company’s Corporate Governance Committee and her prior service on the board of another public company.

Mr. Tryniski has served as the President and Chief Executive Officer (“CEO”) of the Company since 2006, and previously served the Company in the positions of Chief Operating Officer and Chief Financial Officer.  Prior to joining the Company in 2003, Mr. Tryniski was a partner of PricewaterhouseCoopers LLP where he gained extensive experience in the financial service industry, manufacturing and a broad array of business sectors.  Mr. Tryniski also serves as a director of a medical technology public company where he is the Chairman of the Board of Directors.  The Board believes that the senior officer of management should be a member of the Board.  As the current President and CEO of the Company, Mr. Tryniski is familiar with all of the Company’s businesses and provides the Board with insights on all aspects of the Company’s challenges, opportunities, and operations.  Because of his prior financial and business experience and with his service on another public company board, Mr. Tryniski also provides the Board with a comprehensive perspective on a broad range of business issues and additional corporate governance expertise.

Mr. Whipple is a member of the Audit, Compliance and Risk Management and Corporate Governance Committees.  He is the Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.  Mr. Whipple is a certified public accountant with over 30 years of experience in advising Western New York businesses and individuals on tax planning, structuring of business transactions, financing transactions and strategic planning for businesses.  The Board has deemed him an “audit committee financial expert” as defined by the SEC rules.  Mr. Whipple provides the Board with significant management experience, as well as expertise with respect to corporate finance, accounting and the analysis of public company financial statements and related SEC filings.

Mr. Wilson is the Company’s Lead Director, the Chair of the Audit, Compliance and Risk Management Committee, and a member of the Corporate Governance Committee.  He has more than 30 years experience serving as a certified public accountant prior to retiring as the director of the financial institution practice group of the accounting firm of Parente Randolph, LLC in Wilkes-Barre, Pennsylvania.  While at Parente Randolph, LLC, he was responsible for overseeing accounting, auditing and other related services to financial institutions and other businesses throughout Pennsylvania.  The Board has deemed him an “audit committee financial expert” as defined by the SEC rules.  Through his prior professional activities and experience, Mr. Wilson provides the Board with leadership and an exceptional level of financial literacy and risk oversight/management expertise based upon his experience auditing banks and financial institutions, and is thoroughly familiar with SEC reporting requirements and the duties and responsibilities of the audit committees of public companies.

Communication with Directors

Shareholders and any interested parties may communicate directly with the Board by sending correspondence to the address shown below.  In addition, Shareholders or interested parties may contact or communicate with the Company’s Lead Director, James A. Wilson, as a representative of the independent directors in the same manner.  The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken.  If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that director.  Correspondence addressed to a specific director will be delivered to the director promptly after receipt by the Company.  The director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:

Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York 13214-1883

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for senior executives of the Company.  The current stock ownership guidelines require (i) the CEO to own shares of Company common stock and share equivalents equal to the lesser of two times his base salary or 45,000 shares, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to the lesser of one times their base salary or 15,000 shares.  Senior executive officers are required to retain shares received from stock option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements.  All executive officers are in compliance with, and exceed, the requirements of the stock ownership guidelines.

The Board has also adopted stock ownership guidelines for directors of the Company.  The guidelines require each director to own shares of Company common stock and share equivalent units equal in value to the lesser of $125,000 or 10,000 shares within six years of becoming a director.  Under the guidelines, the qualifying share equivalent units consist of at risk units resulting from directors’ deferment of cash director fees under the deferred compensation plan.  In addition, new directors are required to own at least $25,000 of common stock within one year of joining the Board.  All directors are in compliance with, and exceed, the requirements of the stock ownership guidelines.

Board’s Role in Risk Management Oversight

The Company does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions.  Assessing and managing risk is the responsibility of the Company’s management, which establishes and maintains risk management processes, controls, and policies to balance risk mitigation and creation of shareholder value.  The Board oversees and reviews various aspects of the Company’s risk management efforts, either directly or through its committees, and exercises its risk oversight function in several ways.  The Board reviews and approves various policies that address and mitigate material risks.  This includes policies addressing credit risk, interest rate risk, investment risks, liquidity risks, operational risks, strategic risks and compliance/legal risks, among other matters.  The Board also reviews and monitors enterprise risks through various reports presented by management, internal and external auditors and regulatory examiners.

While the Board has primary responsibility for the oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight.  Specifically, the Audit, Compliance and Risk Management Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in its oversight of various functions including: approving and reviewing the engagements and periodic reports of the Company’s independent auditor and internal audit department; reviewing periodic reports on risks related to bank compliance, information technology, credit review, security, Sarbanes-Oxley compliance, enterprise risk management, and the Company’s corporate insurance program.  The Compensation Committee reviews and considers risks related to the Company’s compensation policies, including incentive plans to determine whether these plans subject the Company to excessive risks.  The Corporate Governance Committee considers only director candidates with appropriate experience and temperament and continues to ensure appropriate corporate governance policies are in place.  Finally, the Bank’s Loan/ALCO Committee oversees and reviews periodic reports from management on lending activities, asset quality and the investment portfolio.  Each of the committee chairs updates the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

Compensation of Directors

In 2014, Board members as directors of both the Company and the Bank received an annual retainer of $25,000 and $1,250 for each Board meeting they attend, and committee members received $1,000 for each committee meeting they attend.  Any executive officer serving on the Board does not receive an annual retainer or compensation for attending Board and committee meetings.  The Chair of the Board received a retainer of $55,000 for serving in that capacity, as well as Board meeting fees for the meetings he attends.  The Chairs of the Audit, Compliance and Risk Management Committee and the Loan/ALCO Committee received an annual retainer of $7,500; the Chairs of the Compensation Committee, Corporate Governance Committee, and the Strategic/Executive Committee each received an annual retainer of $5,000; and the Chair of the Trust Committee received an annual retainer of $2,500.  The Company pays the travel expenses incurred by each director in attending meetings of the Board.

The following table summarizes the annual compensation paid to each non-employee director for his or her service to the Board and its committees in 2014.  The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Brian R. Ace	$61,750	$30,408	$92,158
Mark J. Bolus	60,500	30,408	90,908
Nicholas A. DiCerbo	78,750	30,408	109,158
Neil E. Fesette	64,000	30,408	94,408
James A. Gabriel	61,750	30,408	92,158
James W. Gibson, Jr.	64,750	30,408	95,158
Edward S. Mucenski	64,750	30,408	95,158
John Parente	65,250	30,408	95,658
Sally A. Steele	55,250	30,408	85,658
John F. Whipple, Jr.	64,000	30,408	94,408
James A. Wilson	70,250	30,408	100,658
Brian R. Wright	53,500	30,408	83,908

(1)	Mark E. Tryniski, President and CEO, does not receive any compensation for his service as a director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table.

(2)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC
Topic 718 for equity awards granted in 2014 pursuant to 2004 Incentive Plan (as defined below).  The option award was made and vested on March 19, 2014, and the exercise price is $37.77.  As of December 31, 2014, each director had the following number of options outstanding:  Mr. Ace 58,544; Mr. Bolus 16,678; Mr. DiCerbo 67,279;
Mr. Fesette 16,678; Mr. Gabriel 77,196; Mr. Gibson 22,171; Mr. Mucenski 16,678; Mr. Parente 12,828;
Ms. Steele 36,679; Mr. Whipple 16,678;  Mr. Wilson 3,631; and Mr. Wright 12,828 (retired).

Directors may elect to defer all or a portion of their director fees pursuant to the Company’s Deferred Compensation Plan for Directors.  Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”).  The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of the Company’s common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding.  On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five or ten year period.  The effect of the plan is to permit directors to invest deferred director fees in Company stock, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price.  To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of the Shareholders.  No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the directors.  Directors currently participating in the plan hold at risk share equivalent units (based on cash fees directors have deferred under the plan), which are subject to market price fluctuations in the company’s stock in the following amounts as of December 31, 2014: Mr. Ace, 27,218 units; Mr. Bolus, 3,694 units; Mr. DiCerbo, 49,987 units; Mr. Fesette, 7,080 units; Mr. Mucenski, 6,528 units; Mr. Parente, 2,389 units; Ms. Steele, 27,049 units; and Mr. Whipple, 10,113 units.

Consistent with aligning director compensation with the long-term interests of Shareholders, Community Bank System, Inc.’s 2004 Long-Term Incentive Compensation Program (the “2004 Incentive Plan”) allows for the issuance of Non-Statutory Stock Options to nonemployee directors.  The Board believes that providing Non-Statutory Stock Options to nonemployee directors is consistent with the Company’s overall compensation philosophy by more closely aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and enabling the Company to continue to attract qualified individuals to serve on the Board.

On May 14, 2014, the Shareholders approved the Company’s 2014 Long-Term Incentive Plan (“2014 Incentive Plan”).  Equity grants made after that date are subject to the terms of the 2014 Incentive Plan.  The grants reflected in the Director Compensation Table above were made under the 2004 Incentive Plan which provides that each nonemployee director is eligible to receive an annual stock option grant at the same time that equity awards are granted to executive officers in an amount determined by the Compensation Committee.  Each option granted to a nonemployee director is granted at an option price per share equal to the fair market value on the date of grant, and is exercisable on the date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a director within six months of the grant.  Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause (as defined in the 2004 Incentive Plan).  The number of shares of common stock which are subject to the option grant is based upon the performance of the Company for that year including the achievement of specified Company objectives and improvement in earnings per share targets for the Company.  Pursuant to the 2004 Incentive Plan, each eligible nonemployee director received an option to purchase 3,631 shares on March 19, 2014.

Also, to align director compensation with the long-term interests of Shareholders, the Board adopted a nonqualified Stock Balance Plan for nonemployee directors of the Company on January 1, 1996.  The plan established an account for each eligible director with amounts being credited to those accounts to reflect a set value of shares of Company common stock for each year of service, plus an annual earnings credit equal to the most recent year’s total return on the Company’s common stock.  Each director’s account balance does not vest until completion of six years of service and is payable in the form of a lifetime annuity or, at the election of the director, monthly installment payments over a three, five, or ten year period following the later of age 55 or disassociation from the Board and is forfeitable in the event of termination from the Board for cause.  The Board, upon the recommendation of the Compensation Committee, froze benefits under the Stock Balance Plan as of December 31, 2009.

The Stock Balance Plan also provided for the grant of “offset options” to directors under the 2004 Incentive Plan.  The effect of these offset options is to permit the Company to reduce the grantee’s Stock Balance Plan account balance by an amount equal to the growth in value of the offset options (i.e., the amount by which the aggregate fair market value of the common stock underlying the offset options exceeds the aggregate exercise price of the offset options) as of the date on which the director’s account is valued, provided that a director’s account may not be reduced below zero.  As such, the offset options are not intended to change the level of compensation to participating directors under the Stock Balance Plan, but were intended to offset or reduce the cost of director compensation to the Company.  Currently, there are four directors who continue to have an interest in the Plan, and effective December 2014, the value of each participant’s account will be frozen on December 31st of the year in which the participant attains the age of 67.

Transactions With Related Persons

Various directors, executive officers and other related persons of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank.  All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its directors, executive officers and other related persons on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.

During the year ended December 31, 2014, the law firm of Franklin & Gabriel, owned by Director James A. Gabriel, provided legal services to the Bank’s operations in its Finger Lakes markets; the law firm of DiCerbo & Palumbo, of which Director Nicholas A. DiCerbo is a partner, provided legal services to the Bank’s operations in its Southern Region markets; and Director Sally A. Steele provided legal services and related residential loan closing services through her law firm and related entities to the Bank’s operations in its Pennsylvania markets.  All of these relationships and transactions relate to the provision of legal services in connection with, and in support of, the Bank’s lending business in local and regional markets where the law firms are established and well-recognized in the communities.  For services rendered during 2014 and for related out-of-pocket disbursements, the law firm of DiCerbo & Palumbo received approximately $529,000 from the Bank for transactional and specialized commercial legal services and related loan closings with customers of the Bank.  For services rendered during 2014 and for related out-of-pocket disbursements, the law firm of Franklin & Gabriel and Sally A. Steele’s firm received less than $100,000 from the Bank for transactional and specialized commercial legal services and related loan closings with customers of the Bank.  In 2014, in connection with a pre-existing arrangement, the Bank’s advertising agency purchased advertising space from a company affiliated with Director Neil E. Fesette in a total amount of $16,500.  No advisory services were provided in connection with the purchase of this advertising.  These relationships are expected to continue in 2015 subject to review of such relationships in accordance with the Company’s related person transaction policy.  Pursuant to the terms of its written charter, the Audit, Compliance and Risk Management Committee is responsible for reviewing and approving related party transactions involving the Company or the Bank.  All of the related person transactions with the named directors were reviewed and approved by the Audit, Compliance and Risk Management Committee after the Audit, Compliance and Risk Management Committee determined that the transactions were performed at market terms and pricing and were consistent with the best interests of the Company.

The Company has a written policy, administered by the Audit, Compliance and Risk Management Committee, which provides procedures for the review and approval of related party transactions involving directors, executive officers, director nominees, and other related persons.  In deciding whether to approve such related party transactions, the Audit, Compliance and Risk Management Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company.  For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest.  Related persons include executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the forgoing persons, and any firm, corporation or other entity in which any of the forgoing persons has a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

Brian R. Ace, Mark J. Bolus, James W. Gibson, Jr., and Edward S. Mucenski served on the Compensation Committee for all or part of 2014.  There were no Compensation Committee interlocks or insider (employee) participation during 2014.

Director Meeting Attendance

The Board of Directors held nine regular meetings and two special meeting during the fiscal year ended December 31, 2014.  During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.

The Company encourages all directors to attend each Annual Meeting of Shareholders.  All of the directors attended the Company’s Annual Meeting of Shareholders held on May 14, 2014.

Code of Ethics

The Company has a Code of Ethics for its directors, officers and employees.  The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company.  In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.

The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions.  This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.

The text of each Code is posted on the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and is available in print free of charge to any Shareholder or interested party who requests it.  The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section contains a description and analysis of the Company’s executive compensation policies and practices.  The Compensation Committee of the Board of Directors reviews and administers the Company’s compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables (the “named executives”).  The Compensation Committee currently consists of four members of the Board, each of whom is an independent, non-employee director.

In administering compensation policies and practices, the Committee seeks to (i) link pay and performance with Company executives having the opportunity to earn total compensation commensurate with the Company’s performance, (ii) align executives’ interests with those of our Shareholders, (iii) retain key executive talent, and (iv) ensure our compensation policies, and incentive plans, do not motivate excessive risk taking.  The Committee seeks to achieve its objectives by using a combination of incentive-based cash and equity award components focused on short-term tactical goals and longer term performance goals tied to creation of shareholder value.

The Company provides its Shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”).  At the Company’s Annual Meeting of Shareholders held in May 2014, over 96% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of our executive compensation program.  The Compensation Committee believes this vote affirms the Shareholders’ support of the Company’s approach to executive compensation; however, the Committee will continue to oversee the executive compensation programs consistent with the objectives set forth herein and consider the outcome of the Company’s future say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for the named executives.

The Compensation Committee’s written Charter is available at the Company’s website http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print free of charge to any person who requests a copy.

Executive Summary

The Company delivered strong operating performance in fiscal year 2014 and continued positive trends and performance in many areas including profitability, credit quality, revenue growth, expense management and dividends declared:

	2014	2013	Percentage Change
Net Interest Income	$244.4 million	$238.1 million	2.6%
Net Income	$91.4 million	$78.8 million	16.0%
Diluted Earnings per Share	$2.22	$1.94	14.4%
Net charge-offs/ Average Loans	0.15%	0.17%	(11.8%)
Dividends Declared per Share	$1.16	$1.10	5.5%

The Company has consistently returned significant value to its Shareholders.  Its compounded annual total shareholder return for the past three years is 15.0%.  In 2014, the Company achieved significant performance objectives including the following milestones:

●	In July, the Company increased its quarterly cash dividend to Shareholders by 7.1%, to $0.30 per share, marking its 22nd consecutive year of annual increases.

●	Achieved 9.4% year-over-year growth in non-interest income, excluding gain on sales of investment securities, and losses on debt extinguishment, net.

After considering the Company’s operating performance and return to Shareholders, the Compensation Committee took the following actions relating to 2014 performance and structuring incentive compensation with regards to its named executives and key employees:

●	Approved annual cash incentive awards at the level of 140% of the target amount in line with performance exceeding pre-established performance objectives, as described on pages 24 to 25;

●
Granted stock options and restricted stock awards at the target amount based on the determination that the Company’s performance was above pre-established performance goals, as described on pages 24 to 25.  These equity awards are subject to a five year pro rata vesting schedule and, with respect to the stock options, require stock price appreciation in order to have value; and

●
Reviewed and approved levels of executive compensation and the terms for renewal of a three year employment agreement with the Company’s President and CEO, Mark E. Tryniski, with input from the executive compensation firm of Pearl Meyer & Partners, serving as an independent compensation consultant.

Role of Compensation Committee, Compensation Consultants and Executive Officers

The Compensation Committee is responsible for the development, oversight and administration of the Company’s compensation and benefit programs.  In carrying out its duties, the Committee reviews and approves the Company’s goals and objectives with respect to the CEO and other executives and seeks to align compensation with the Company’s business objectives and performance.  The Compensation Committee also evaluates the performance of the CEO and the other executives in light of such goals and objectives and determines their compensation level based on such evaluation.  The Committee also oversees the administration of broad-based compensation plans for the Company and its subsidiary entities, the review of succession planning for key positions in the Company, and the review and approval of executive employment agreements subject to approval by the Board.

The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the ability pursuant to its charter to select and retain the services of independent compensation consultants in its sole authority.  In 2014, the Committee retained Pearl Meyer & Partners (“PM&P”) to serve as its independent consultant, providing information and advice related to executive and Board compensation.  In particular, PM&P: (i) assessed the Company’s executive compensation and performance compared to the market and the Company’s peers, (ii) reviewed executive pay and performance alignment for the CEO, the Chief Financial Officer (“CFO”), the General Counsel, and the Chief Banking Officer, and (iii) made recommendations related to total compensation for this group of executive officers.  PM&P presented the results of its reviews and recommendations to the Compensation Committee at its meetings in October and November 2014 for the Committee’s use in determining the appropriateness of the Company’s executive compensation compared to market and performance, in particular the appropriateness of Mr. Tryniski’s compensation in connection with the review and renewal of his employment agreement.

Also, the Committee retained PM&P to review and provide advice on the structure and level of compensation for the Board members.  The purpose of the engagement was to assess whether the current Board compensation program is competitive and appropriate and to understand emerging practices and considerations for potential areas of modification.  Following the review and assessment, the Committee decided to adopt a comprehensive retainer payment structure for serving on the Board and certain committees eliminating any meeting based fees starting in 2015.

The Committee has assessed the independence of PM&P pursuant to SEC rules and concluded that no conflict of interest exists that would prevent PM&P from service as an independent consultant to the Committee.  PM&P provided no services to the Company or its management other than services related to the Company’s compensation programs.

Although the Compensation Committee makes independent determinations on all matters related to compensation of the named executives utilizing executive sessions without management present, certain members of management are requested to attend and provide input to the Committee throughout the year.  The Compensation Committee receives input from Company management, including the CEO, CFO, Chief Human Resources Officer, General Counsel and others as needed to ensure that it has the information and perspective needed to carry out its duties.

At the beginning of each fiscal year, the Compensation Committee discusses the Company’s performance and sets performance goals and objectives with the input and recommendation of the CEO for the Company’s short-term Management Incentive Plan (“MIP”).  In monitoring performance during the course of the year, the Committee receives updates and information from the CFO to verify and track the Company’s financial performance and progress in achieving the objectives established under the MIP plan.  The Committee uses such information in monitoring performance and ultimately determining the annual incentive compensation awards earned by named executives and participants under the MIP plan at the end of the fiscal year.

Philosophy and Objectives

The Company’s ability to attract and retain talented employees and executives with the skills and experience to develop and execute business opportunities is essential to its success and providing value to its Shareholders.  The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters.  First, compensation is targeted to be near the median of the market.  Second, when we exceed our performance goals and peers, our total compensation is designed to reward employees with pay above median.  Similarly, if our performance does not meet our goals or falls below our peers, our compensation is designed to fall below median.  To support this pay-performance alignment, a significant amount of our executives’ total compensation is incentive based and tied to the achievement of Company performance goals and long-term Shareholder value.  We believe pay-performance alignment should be evaluated over a multiple year period since much of our pay is related to longer-term performance results.

The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program to promote the achievement of the Company’s long-term growth goals, including improvement in earnings per share (“EPS”) each year, improvement in return on equity, and achievement of total shareholder returns at or above our peer group’s returns.  EPS is generally defined as the Company’s net income divided by the weighted average number of shares outstanding during that period.  We believe EPS reflects the best measurement of the Company’s performance and progress towards continuously increasing Shareholder value.

The Company’s executive compensation program seeks to:

1.           Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that emphasize overall Company and group performance;

2.           Provide incentives to increase Shareholder value by:

        ●  aligning incentive compensation to financial and non-financial performance measures tied to creation of Shareholder value, and

        ●  utilizing equity-based compensation to encourage our executives to have an ownership perspective and align their interests with those of the Company’s Shareholders;

3.           Manage compensation costs through the use of performance-based compensation tied to corporate and individual performance criteria focused on sustainable long-term earnings growth of the Company;

4.           Structure compensation criteria so that achievement of corporate and individual goals do not encourage excessive risk taking;

5.           Prohibit any tax gross-up provisions in employment related agreements and limit perquisites and personal benefits to those that support the business function of the executive; and

6.           Require senior executives to retain substantial amounts of the Company’s stock in proportion to such executive’s position with the Company pursuant to its stock ownership policy.

Policies and Procedures

To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.

The Company seeks to provide competitive compensation based on market data.  The Company compares its cash, equity and benefits-based compensation practices with those of other companies of similar size operating in similar geographic market areas.  The Compensation Committee considers various industry surveys including the American Bankers Association, the New York Bankers Association Compensation Report, and McLagan Financial Services Industry Survey, as well as the World at Work compensation resources, to confirm the appropriateness of overall compensation levels and the components of compensation for executives.  The Compensation Committee utilizes multiple sources of data, as well as engaging independent compensation consultants from time to time for independent analysis and input regarding benchmarking the Company’s compensation programs with comparable financial institutions.  The Compensation Committee retained the services of PM&P to serve as an independent compensation consultant in 2014 as described on pages 19 to 20.

The Company encourages teamwork.  The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives.  While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.

The Company strives for fairness in the administration of compensation.  The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company.  Executives are informed of individual and Company-wide objectives.

Goal setting, performance review and aligning variable pay to performance.  Performance assessment involves the following:

1.           At the beginning of each fiscal year, the Company’s CEO distributes written performance goals and objectives as approved by the Compensation Committee and the full
                      Board.  Performance goals include specific financial and operational objectives for the Company.

2.           All performance goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that progress is assessed on a continuing basis over the course of the year.

3.           At the end of the fiscal year, Company and individual performance is evaluated against the established goals.  These evaluations, as well as consideration of an individual’s position responsibilities, affect decisions on the individual’s base salary, cash incentive, and equity-based compensation.

Compensation Best Practices

We continue to implement our executive compensation program in a manner that is designed to reinforce our philosophy of aligning each named executive’s compensation with our short-term and long-term performance.  We use the following practices in order to align our compensation philosophy with those practices generally considered to promote Shareholder value:

●	Pay for performance. A significant percentage, 57% for our CEO, of the named executive’s total compensation varies with Company performance.
●
Correlation between incentive compensation, performance measures, and strategic objectives. Performance measures for our MIP and our long-term equity-based incentive compensation are tied to a balance of both strategic and near-term operating objectives designed to create long-term Shareholder value.

●	Significant stock ownership requirements. The CEO and senior executives are subject to the Company’s stock ownership requirements set forth on page 13.
●	Limited perquisites. The Company provides limited perquisites to our named executives only on the basis of a sound business rationale.
●
Policy on insider trading that prohibits hedging of Company securities.  We prohibit our named executives and Directors from pledging shares on margin, trading in derivative securities of our common stock, or hedging with respect to Company stock.

●
“Double trigger” in the event of a change in control.  Our change in control provisions are “double−triggered,” requiring a change in control and a subsequent involuntary termination without cause or voluntary termination for good reason in order for the named executive to become entitled to compensation and benefits under the change in control provision.

●
Clawback of certain compensation in the event of restatement.  Our senior executives and other employees are subject to our recoupment policy (“clawback”) for incentive compensation in the event of certain financial restatements.

●	No tax gross ups. We do not provide tax “gross−ups” to our executives in any plan or agreement.

Benchmarking Against Our Peer Group

Understanding our industry’s landscape is an essential element of establishing our program targets and making compensation decisions.  We regularly review competitive market data and compare executive pay and performance to market norms to ensure alignment.  In 2014, the Compensation Committee engaged PM&P to determine a group of the Company’s peers in order to assess the Company’s programs and pay levels for senior executives against 27 publicly traded banks similar in regional location and asset size to the Company (the “Peer Group”).  The Peer Group consists of the following companies: Berkshire Hills Bancorp Inc., Brookline Bancorp, Inc., Chemical Financial Corporation, First Commonwealth Financial Corporation, First Financial Bancorp., First Merchants Corporation, FirstMerit Corporation, First Midwest Bancorp, Inc., 1st Source Corporation, F.N.B. Corporation, Flushing Financial Corp., Fulton Financial Corporation, Independent Bank Corp., MB Financial, Inc., National Penn Bancshares, Inc., NBT Bancorp, Inc., Old National Bancorp, Park National Corporation, S&T Bancorp, Inc., Signature Bank, Talmer Bancorp, Inc., Tompkins Financial Corporation, TrustCo Bank Corp. NY, United Bankshares, Inc., Valley National Bancorp,  WesBanco, Inc., and Wintrust Financial Corporation.  The results of PM&P’s review found that the compensation for the Company’s CEO was slightly below market for all components and for the other executive officers evaluated, their overall compensation was generally competitive with the market.  The Compensation Committee used this Peer Group information in making determinations regarding the 2015 base salaries for the named executives and in particular the compensation set forth in Mr. Tryniski’s new employment agreement, which is discussed in the “Renewal of President and CEO’s Employment Agreement” section below.

Renewal of President and CEO’s Employment Agreement

The Compensation Committee reviewed and approved the terms of a new three year employment agreement with the Company’s President and CEO, Mr. Tryniski, which agreement became effective on January 1, 2015 and continues to December 31, 2017.  This agreement replaces the employment agreement which expired on December 31, 2014.  The terms of Mr. Tryniski’s new employment agreement are described on page 38.

In connection with reviewing Mr. Tryniski’s employment agreement, the Committee engaged the independent executive compensation firm of PM&P to conduct a competitive review of compensation for senior executives which included an assessment of Mr. Tryniski’s compensation compared to peers and a review of CEO pay and performance alignment.  PM&P’s review found that Mr. Tryniski’s compenation was below market for the Peer Group largely due to below market bonus payouts and long-term incentive awards (the Peer Group is set forth on page 22).  In addition, in reviewing the relationship between CEO compensation and Company performance, it was noted that the Company’s performance based on three-year total shareholder return ranked seventh in the Peer Group, while Mr. Tryniski’s total compensation ranked 19th in the Peer Group.  PM&P suggested increasing the target bonus award opportunities and the long-term incentives for Mr. Tryniski.  Following review of all considerations and the long term performance of the Company, the Committee approved an increase in Mr. Tryniski’s base salary to approximately the 55th percentile in the Peer Group, effective as of January 1, 2015.

Overview of the Company’s Compensation Program

The Company’s business model is to offer financial products and services of a comprehensive and sophisticated nature while providing a level of customer service which exceeds the service quality delivered by other financial institutions in our markets.  The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results.  To further these goals, the Company maintains the following compensation programs.

Cash-Based Compensation

Salary.  The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market.  Our objective is to pay salaries that are commensurate with market levels and recognize the role, experience, performance and contributions of each executive to our success.

Management Incentive Plan.  In order to focus and reward our key management for achievement of our annual business objectives, we provide a portion of compensation that is tied to the Company’s performance.  Our management incentive plan covers our key management and officers and during 2014 approximately 38% of the Company’s employees participated in the MIP.  Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company.  For the named executives, their respective awards reflect a combination of the Company’s performance relative to corporate wide financial and tactical objectives and their own performance as discussed on pages 24 to 25.

Equity-Based Compensation.  The Company uses equity-based compensation, including stock options and restricted stock, as a component of total compensation, to align the interests of management with those of the Shareholders.  The Board typically awards equity-based compensation on an annual basis, although grants are not guaranteed and are made at the discretion of the Compensation Committee.  Equity awards are targeted to reflect a percentage of salary which have been established for different organizational levels within the Company based on market practice and our desire to focus a meaningful portion of total compensation in long-term, stock-based compensation.  Equity awards typically consist of a combination of time and performance vested restricted stock and stock options.  This portfolio approach helps achieve multiple objectives focused on (i) aligning value of grants with future performance (stock price and predefined performance goals), (ii) encouraging stock ownership, and (iii) providing retention incentives for our top talent.  Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company.  The Company has, on occasion, issued limited amounts of restricted stock to individuals to support specific business objectives, including rewarding performance in special assignments and recognizing extraordinary service in consummating acquisitions.  The Company utilizes both time and performance criteria in the vesting conditions for stock options and restricted shares to better correlate equity compensation with the long-term performance of the Company.

Benefits

All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace.  These benefits and related plans help ensure that the Company has a productive and focused workforce.  The Company utilizes a retirement and 401(k) savings plan to enable employees to plan and save for retirement.

The Company’s tax-qualified 401(k) employee stock ownership plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code.  The Company provided a matching contribution up to 4.5 percent of the contributing participant’s salary in 2014 subject to various limits imposed by the Internal Revenue Service (“IRS”).

Compensation of the Named Executives

The compensation program for senior executives is built around the philosophy of targeting market-median compensation with incentive components that vary above or below market to reflect Company and individual performance.  The Company’s compensation program consists of three primary elements:
●	base salary;
●	annual cash bonus pursuant to the MIP; and
●	equity-based long-term incentives.

Consistent with the Company’s goal to emphasize performance-based and variable compensation, as a group, approximately 53% of Messrs. Tryniski’s, Kingsley’s, Donahue’s, Getman’s and Serbun’s 2014 compensation is attributable to base salary and approximately 47% is attributable to variable performance-based incentive compensation (consisting of annual bonus and equity awards).

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive.  Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to vary from market-median practices to reflect individual performance and contributions.  Generally, the Compensation Committee starts the total compensation review for executives by reviewing any identified compensation trends and any recommendations with respect to the base salary of named executives.  The Committee recognizes that base salaries are the foundation for many other pay programs to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the MIP is a percentage of the executive’s base salary).  As a result, the Committee carefully considers the appropriate levels of base salaries to ensure proper pay mix and positioning.

Annual Incentive Payments under the Management Incentive Plan (MIP)

Annual incentives under the MIP are designed to reward performance-based on achievements relative to specified Company performance goals.  The Compensation Committee retains discretion to adjust awards based on factors related to the Committee’s assessment of the Company’s performance, management’s overall performance as a group, individual performance, and risk assessment of performance goals.  The Compensation Committee may also takes into account management’s performance in addressing unanticipated matters, general economic conditions and industry-specific factors, and other factors deemed relevant by the Committee.

The predominate metric in the Compensation Committee’s evaluation of performance is a review of the achievement of the predetermined annual corporate goals.  The goals are intended to focus management’s strategic priorities in the operation of the Company and are not intended to be the only element in the Committee’s determination of incentive bonuses.  Accordingly, the compensation of each executive officer is based in part on the assessment of the achievement of these corporate goals and in part on the subjective assessment of other factors the Compensation Committee determines relevant for performance during the year.

At the beginning of each fiscal year, the Compensation Committee establishes annual corporate performance goals.  Corporate goals are proposed by the CEO, reviewed and approved by the Committee and also approved by the Board on an annual basis.  The Committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance Shareholder value.  Prior to approving payment of the incentive bonuses for 2014, the Committee evaluated the Company’s performance by assessing if, and the extent to which, the Company achieved or failed to achieve the corporate goals approved by the Board at the beginning of fiscal year 2014.  Based on its assessment of performance in achieving the predetermined goals and other factors deemed to be relevant, the Committee determined that the Company’s performance was above target level by 40% resulting in awards for the 2014 year (paid in 2015) equivalent to 140% of the target amount.

The Company’s corporate goals for payments made under the 2014 MIP and the level at which the Compensation Committee determined they were achieved are as follows:

	Corporate Goal	Target Relative Weight	2014 Achievement
(1)	Improvement in earnings per share above prior year	25%	200%
(2)	Achievement of operating efficiency ratio objectives	10%	150%
(3)	Achievement of retail banking goals including organic growth in loans and deposits	15%	150%
(4)	Achievement of tactical objectives including branch efficiency and implementation of loan operation improvements	15%	100%
(5)	Achievement of commercial banking operating objectives including loan growth and related business deposits	15%	50%
(6)	Maintenance of asset quality metrics	10%	150%
(7)	Achievement of earnings goals for wealth management and benefit administration businesses	10%	150%
	Total Weighted Achievement Level	100%	140%

Please see the Summary Compensation Table presented on page 29 and related footnotes for more information regarding the amount received by each of the named executives under the MIP.

Equity-Based and Other Long-Term Incentive Compensation

The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of executive compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals.  Accordingly, in determining total compensation levels, the Compensation Committee includes annual grants of equity-based awards to the named executives (as presented on page 31) and other key employees which are designed to accomplish long-term objectives of the Company’s compensation program.

Prior to the adoption of the 2014 Incentive Plan, each year the Compensation Committee determines equity-based awards which are granted under the Company’s 2004 Incentive Plan.  The 2014 Incentive Plan was approved by the Shareholders on May 14, 2014 and any equity grants that have been awarded since that time have been made under the 2014 Incentive Plan.  The Company structures its equity program to provide that the named executives receive 75 percent of their target equity compensation on an annual basis (the “annual equity awards”); half of which is in the form of time vested stock options and half in the form of time vested restricted stock.  The remaining 25 percent of the target award is granted every three years in the form of long-term performance-stock awards with vesting of these awards contingent upon achieving specific long-term performance measures over a three year period (the “performance equity award”).

The annual equity awards are awarded each year based on a combination of the Company’s performance and individual performance determined by the Compensation Committee with the target level of such awards tied to the named executive’s base salary and responsibilities.  The annual equity awards vest pro rata over a five year period in order to encourage the executives to continue their service with the Company.  Please see the Grants of Plan-Based Awards Table presented on page 31 and related footnotes for more information regarding the amount of stock options and restricted stock received by each of the named executives in connection with the annual equity awards.

In March 2013, the Committee granted a long-term performance equity award to the named executives and senior management consisting of shares of performance restricted stock the terms of which provide that between zero and 200% of the target award may be earned over the three-year performance period starting January 1, 2013 and ending December 31, 2015.  The performance metric used to determine the level of achievement over the three-year performance period is based on the difference, measured in percentage points, between the Company’s total shareholder return (stock price and dividends) and a benchmark total return index.  The KBW Regional Banking Index (KRX) was selected as the benchmark total return index because it was deemed to be an objective measure of the Company’s performance and would provide a significant ongoing incentive to increase the long-term total returns for Shareholders.

The Committee established threshold, target and maximum levels of performance based on the Company’s total shareholder return over the three-year performance period in comparison to the benchmark index providing the named executives may earn as much as 200% of the target amount or as little as zero of the target amount of shares depending upon the Company’s performance as determined by the Committee at the end of the performance period.

The following table shows the threshold, target and maximum performance levels and payout opportunities under the performance equity award.

Performance Levels Established by the Compensation Committee

Performance Measure	Threshold	Target	Maximum

Company annual Total Shareholder Return (“TSR”) compared to benchmark KBW annual Total Shareholder Return (“KBW TSR”) (both measured in terms of percentage point increase or decrease over the performance period)
	Company TSR is less than KBW TSR by 5 percentage points or more annually, then the payment opportunity is zero.	Company TSR is equal to or within 1.99 percentage points annually of the KBW TSR, then the payment opportunity is 100% of Target Amount.	Company TSR exceeds the KBW TSR by 5 percentage points or more annually, then payment opportunity is 200% of Target Amount.

The Committee determined the target performance levels based on appropriate stretch performance goals taking into consideration the benchmark index, performance period, and range of performance measure criteria tied to the payout opportunity.  The performance restricted stock award includes dividend equivalent right that will accrue, in the form of additional shares of common stock, if and only to the extent that the performance restricted stock is earned and vested at the end of the performance period.  At the end of the three-year performance (December 31, 2015), the Compensation Committee will determine whether the achievement level is met, and at what level, under the performance measures for the long-term performance equity award.

The Company is precluded from repricing options or granting options retrospectively under its 2004 Incentive Plan and 2014 Incentive Plan.  All grants to executive officers require the approval of the Compensation Committee.  The Company’s general practice is to grant equity awards only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees with grants being made as of the date of hire.  The exercise price of the stock options is set at the fair market price of a share of the Company’s common stock on the NYSE on the date of grant.

Please see the Summary Compensation Table and the Grants of Plan-Based Awards Table presented on pages 29 to 32 and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the named executives.

Other Benefits

Although other personal benefits are not a key element of the Company’s compensation program, the Company’s named executives, along with certain other senior level executives, are provided a limited number of personal benefits whose purpose is to support those executives in their business functions.  The Company provides the following benefits to the named executives, as quantified in the Summary Compensation Table:

●	local club memberships to enable executives to interact and foster relationships with customers and the local business community. Memberships do not exceed $10,500 for each named executive;
●	use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company’s market from Northeastern Pennsylvania to the Canadian border; and
●	group term life insurance coverage in excess of limits generally available to employees.

Please see the Summary Compensation Table and accompanying narrative disclosures presented on pages 29 to 30 for more information on personal benefits the Company provides to the named executives.

Retirement and Other Benefits

The Company provides retirement benefits through a combination of a Pension Plan and a 401(k) Plan for most of its regular employees, including the named executives.  The 401(k) Plan and the Pension Plan are more fully described under the section entitled “Retirement Plan Benefits” on page 33.  The Pension Plan is available to all of the Company’s employees after one year of service.

Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  The Company’s supplemental retirement agreements are described under the section entitled “Retirement Plan Benefits.”

The Company offers the named executives and certain other senior level executives the ability to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”).  The named executives may elect to defer cash compensation into the Deferred Compensation Plan as described under the section entitled “Nonqualified Deferred Compensation Plan.”

The Company has entered into an employment agreement with each of the named executives.  These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the named executives.  The agreements, which also include change in control provisions, are more fully described under the section entitled “Employment Agreements.”  Such change in control provisions all contain a “double trigger,” providing benefits only upon a termination without cause or a termination for good reason in connection with a change in control and do not provide for any tax gross-ups payments upon a change in control event.

Succession Planning

The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management.  In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan.  The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deduction available to public companies for compensation paid to each the CEO and the three other most highly compensated executive officers, not including the CFO.  Qualified performance-based compensation is excluded from the deduction limitation.  The Compensation Committee considers the implications of Section 162(m) in structuring and managing executive compensation and generally intends to maximize the tax deductibility of compensation, while it retains discretion to structure executive compensation in the best overall interests of the Company and award compensation that exceeds deductibility limitations if deemed appropriate.

Compensation Recovery

The Company has adopted a clawback policy which states that if a senior executive or other employee has engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for a material restatement to the Company’s financial results, the Board will determine whether the incentive-based compensation received by such executive or employee would have been lower based upon the restated results and it will seek recoupment of such overpayment to the extent permitted by applicable law.  Any recoupment under the clawback policy may be in addition to any other disciplinary action the Board may determine, including the termination of employment.

Policy Regarding Derivatives, Pledging and Hedging

The Company has adopted a policy that prohibits all of its directors and employees, including the named executives, from engaging in short sale transactions, pledging shares on margin, trading in derivative securities of the Company’s common stock, or engaging in the purchase or sale of any other financial instruments that are designed to hedge or offset any decrease in the market value of our common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Mark J. Bolus, Chair
Brian R. Ace
James W. Gibson, Jr.
Edward S. Mucenski

EXECUTIVE COMPENSATION DISCLOSURE TABLES

The following table summarizes the compensation of the named executives for the fiscal years end December 31, 2014, 2013 and 2012.  The named executives are the Company’s CEO, CFO, and the three other most highly compensated executive officers ranked by their total compensation in the table below.  The material terms of the employment, consulting and separation agreements with the named executives are set forth under the section entitled “Employment Agreements.”

SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2014, 2013 and 2012

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark E. Tryniski President, Chief Executive Officer and Director	2014	$674,040	$151,231	$150,961	$471,828	$665,227	$33,286	$2,146,573
	2013	$656,000	$459,357	$147,884	$344,000	($3,413)	$32,143	$1,635,971
	2012	$620,000	$136,763	$138,279	$271,250	$578,229	$32,278	$1,776,799
Scott A. Kingsley Executive Vice President and Chief Financial Officer	2014	$411,012	$67,080	$66,947	$202,000	$154,080	$27,636	$928,755
	2013	$400,013	$203,707	$65,581	$147,000	($31,663)	$26,551	$811,189
	2012	$375,000	$60,150	$60,828	$115,000	$178,100	$26,105	$815,183
Brian D. Donahue Executive Vice President and Chief Banking Officer	2014	$334,050	$54,502	$54,410	$165,000	$583,174	$33,600	$1,224,736
	2013	$325,050	$165,530	$53,290	$120,000	$389,179	$24,652	$1,077,701
	2012	$300,000	$48,120	$48,660	$97,000	$256,546	$23,563	$773,889
George J. Getman Executive Vice President and General Counsel	2014	$364,900	$59,526	$59,435	$180,000	$192,280	$27,187	$883,328
	2013	$355,100	$180,841	$58,221	$130,500	$41,811	$27,098	$793,571
	2012	$335,000	$53,732	$54,337	$108,600	$68,223	$15,305	$635,197
Joseph F. Serbun Senior Vice President and Chief Credit Officer	2014	$241,467	$24,626	$24,579	$80,000	$18,888	$32,334	$421,894
	2013	$235,004	$74,792	$24,082	$62,000	$6,191	$33,607	$435,676
	2012	$220,000	$22,045	$22,301	$52,125	$22,049	$35,249	$373,769

(1)
The amounts in this column reflect the aggregate grant date fair value of restricted stock awards issued in the applicable year pursuant to the Company’s
2004 Incentive Plan computed in accordance with FASB ASC Topic 718.  Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2015.  Included in the 2013 award are performance restricted stock granted pursuant to the 2004 Incentive Plan.  This long-term equity award has a three-year vesting schedule tied to the satisfaction of long-term performance goals over that three year period.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock option awards in the applicable year pursuant to the 2004 Incentive Plan computed in accordance with FASB ASC Topic 718.  These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options.  Assumptions used in the calculation of these amounts are included in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K which was filed with the SEC on March 2, 2015.

(3)
For all named executives, the amounts shown in this column reflect amounts earned under the Company’s MIP, an annual cash award plan based on
performance and designed to provide incentives for employees.   Cash payments are typically paid in the subsequent year.  The awards for the
2014, 2013, and 2012 plan year (paid in 2015, 2014 and 2013) were approximately 140%, 105%, and 87%, respectively, of the target amount, subject to adjustment for individual performance.

(4)
The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Company’s Pension Plan and the named executive’s individual supplemental executive retirement agreement.  No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan.  All contributions to the
Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by the Company.

(5)
The amounts in this column include: (a)  the reportable value of the personal use of Company-owned vehicles or allowances amounting to $10,769 for Mr. Tryniski, $5,158 for Mr. Kingsley, $8,184 for Mr. Donahue, $11,111 for Mr. Getman, and $10,630 for Mr. Serbun; (b) the value of group term life and long term disability insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Kingsley,
Donahue, Getman, and Serbun received $1,173, $1,134, $3,602, $1,755, and $1,108, in 2014, respectively; (c) the Company’s contributions to the
401(k) Plan, a defined contribution plan, amounting to $11,700 for Mr. Tryniski, Mr. Kingsley, Mr. Donahue, Mr. Getman, and Mr. Serbun; and (d)
the Company’s payment for country and/or social club memberships amounting to $9,644 for Mr. Tryniski and Mr. Kingsley, $10,114 for Mr. Donahue,
$2,621 for Mr. Getman, and $8,896 for Mr. Serbun.  The Company does not maintain any “split-dollar” arrangements for the named executives.

The following Grants of Plan-Based Awards Table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2014.  All equity awards are made under the terms of the 2004 Incentive Plan and the non-equity awards are made under the terms of the Company’s MIP.  The MIP awards were subject to the satisfaction of 2014 performance objectives and were paid in 2015.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of options awards	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)
Mark E. Tryniski		$0	$337,020	$547,658
	3/19/14					18,026(2)	$37.77	$150,961
	3/19/14				4,004(3)			$151,231

Scott A. Kingsley		$0	$143,854	$233,763
	3/19/14					7,994(2)	$37.77	$66,947
	3/19/14				1,776(3)			$67,080

Brian D. Donahue		$0	$116,918	$189,991
	3/19/14					6,497(2)	$37.77	$54,410
	3/19/14				1,443(3)			$54,502

George J. Getman		$0	$127,715	$207,537
	3/19/14					7,097(2)	$37.77	$59,435
	3/19/14				1,576(3)			$59,526

Joseph F. Serbun		$0	$60,367	$98,096
	3/19/14					2,935(2)	$37.77	$24,579
	3/19/14				652(3)			$24,626

(1)
The amounts in this column represent target awards under the MIP, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made.  The actual awards for the 2014 plan year (paid in 2015) were approximately 140% of the target amount set forth in this table due to the performance levels achieved for 2014 being above target by 40%.  The MIP awards could be increased for above targeted performance and reduced for less than targeted performance based upon the corporate goals described under the section entitled “Annual Incentive Payout pursuant to the Management Incentive Plan” and personal performance.  The MIP awards earned by the named executives in 2014 and paid in 2015 are set forth in the Summary Compensation Table under the column entitled “Non-Equity
Incentive Plan Compensation.”  These amounts were determined based upon the satisfaction of the 2014 MIP performance objectives.

(2)
The stock options are granted pursuant to the 2004 Incentive Plan.  The options are subject to time vesting requirements.  The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on March 19, 2015, 2016, 2017, 2018, and 2019.  Upon the named executive’s termination, the named executive generally has three months to exercise any vested options.  Except for employees retiring in good standing, all unvested options at the date of termination are forfeited.  For employees who retire in good standing, all unvested options will become vested as of the retirement date.  Such retirees may exercise the options before the expiration date.

(3)
The shares of restricted stock are granted pursuant to the 2004 Incentive Plan.  The restricted stock vests ratably over five years and are subject to forfeiture upon termination of employment for any reason.  For employees who retire in good standing, all unvested restricted stock will become vested as of the retirement date.  During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends.  Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

The following table summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)(5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Mark E. Tryniski	15,574 16,323 41,949 13,888 8,614 8,641 4,739 0	0 0 0 3,472 5,743 12,962 18,952 18,026	$18.09 $18.08 $17.82 $19.48 $27.36 $28.78 $29.79 $37.77	1/16/2018 1/29/2019 4/22/2019 1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024	13,202	$503,392	19,781	$754,250
Scott A. Kingsley	16,555 6,536 6,257 5,336 3,885 3,801 2,102 0	0 0 0 1,335 2,591 5,702 8,404 7,994	$22.94 $18.09 $18.08 $19.48 $27.36 $28.78 $29.79 $37.77	1/17/2017 1/16/2018 1/29/2019 1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024	5,797	$221,040	8,772	$334,476
Brian D. Donahue	6,182 14,084 5,535 5,149 14,978 4,386 3,178 3,040 1,708 0	0 0 0 0 0 1,097 2,120 4,562 6,829 6,497	$23.74 $22.94 $18.09 $18.08 $17.82 $19.48 $27.36 $28.78 $29.79 $37.77	1/18/2016 1/17/2017 1/16/2018 1/29/2019 4/22/2019 1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024	4,702	$179,287	7,128	$271,791
George J. Getman	5,253 3,826 3,395 1,866 0	1,314 2,551 5,094 7,461 7,097	$19.48 $27.36 $28.78 $29.79 $37.77	1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024	5,251	$200,221	7,787	$296,918
Joseph F. Serbun	0 1,559 1,393 772 0	462 1,040 2,091 3,086 2,935	$19.48 $27.36 $28.78 $29.79 $37.77	1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024	2,141	$81,636	3,221	$122,817

(1)	Stock options and restricted stock are not transferable.

(2)
Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period.  For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for options expiring on January 1, 2014, the final portion of the award vested on January 1, 2009).

(3)
Employee restricted stock generally vests in five equal installments over a five year period on either January 1 or March 1 of each year, except for performance restricted stock which are subject to satisfaction of performance goals evaluated as of December 31, 2015.  The restricted stock reflected in this column was granted on January 20, 2010, January 19, 2011, March 21, 2012, March 19, 2013 and March 19, 2014.

(4)	Based on the closing market value of the Company’s common stock on December 31, 2014 of $38.13 per share, as reported on the NYSE for the last trading day of the year.

(5)
These shares are performance-based restricted stock granted to the named executives in January 2013.  The amount shown represents the maximum amount of shares that may be issued to the named executives upon achievement of the maximum performance criteria set for the on pages 25 to 27.  The actual amount of restricted shares that may vest depends upon the satisfaction of the performance criteria which will be determined following the completion of the end of the three-year performance period ending on December 31, 2015.  The market or payout value of these shares is based on the closing market value of the Company’s common stock on December 31, 2014 of $38.13 per share, as reported on the NYSE for the last trading day of the year.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2014.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark E. Tryniski	0	$0	4,450	$170,274
Scott A. Kingsley	12,444	$178,075	1,868	$71,337
Brian D. Donahue	5,500	$82,555	1,521	$58,108
George J. Getman	9,085	$187,601	1,906	$73,150
Joseph F. Serbun	938	$18,256	693	$26,478

(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.

RETIREMENT PLAN BENEFITS

The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements.  Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	12	$1,003,657	$0
	Supplement Executive Retirement Agreement	12	$1,648,242	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	10	$694,193	$0
	Supplement Executive Retirement Agreement	10	$18,077	$0
Brian D. Donahue	Community Bank System, Inc. Pension Plan	23	$2,138,317	$0
	Supplement Executive Retirement Agreement	23	$0	$0
George J. Getman	Community Bank System, Inc. Pension Plan	7	$530,484	$0
	Supplement Executive Retirement Agreement	7	$0	$0
Joseph F. Serbun	Community Bank System, Inc. Pension Plan	7	$89,971	$0

Pension Plan

The named executives participate in the Company’s Pension Plan, as do the other salaried employees.  The majority of current plan participants’ benefits are calculated under a cash balance formula.  The Pension Plan is a tax-qualified defined benefit pension plan.  In 2004, the Company transitioned to a cash balance formula for participants in the Pension Plan rather than a traditional defined benefits formula.  Under the traditional formula, eligible participants generally accrue benefits based on the participant’s years of service and the participant’s average annual compensation for the highest consecutive five years of plan participation.  Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.

Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance.  Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year.  Service credits accrue at a rate between 5% and 6.10%, based on the participant’s age and date of participation.  Effective March 1, 2010, cash balance plan participants accrue their pension benefits under a plan design called WRAP (“Worker Retirement Accumulation Plan”).  Under this amended plan design, service credits are earned as described above under the pre-amendment plan formula.  Interest credits are no longer contributed to the cash balance plan but instead are contributed to each participants’ account in the Company’s 401(k) Plan.  Interest rates are determined each year and are not less than the yield on the 30-year Treasury Notes as of November of the prior year, nor more than 6%.  Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.

Supplemental Retirement Agreements

In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  Messrs. Tryniski, Kingsley, Donahue, and Getman have entered into SERP agreements providing such post-retirement benefits.

Mark E. Tryniski.  Under Mr. Tryniski’s SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of (i) 3%, times (ii) Mr. Tryniski’s years of service up to a maximum of 20 years, times (iii) his final average compensation.  The SERP benefit is then reduced by Mr. Tryniski’s other company-provided retirement benefits. If Mr. Tryniski’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Tryniski resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Tryniski as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change in control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.

Scott A. Kingsley.  Under Mr. Kingsley’s SERP, the Company has agreed to provide Mr. Kingsley with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Kingsley’s years of service up to a maximum of 20 years, times (iii) his final average compensation.  This benefit is then reduced by other retirement benefits provided to Mr. Kingsley under the Pension Plan.  Mr. Kingsley will be entitled to the foregoing SERP benefit (i.e., will become “vested”) only upon his satisfactory, continuous and full time service in a senior executive capacity through March 31, 2014.  If Mr. Kingsley fails to meet the vesting requirements, he will be entitled to benefits which are generally equal to the excess (if any) of (x) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (I) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (II) Internal Revenue Code Section 415 is disregarded, minus (y) the annual benefit actually payable to him pursuant to the Pension Plan.  If Mr. Kingsley’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Kingsley resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Kingsley as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change in control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Kingsley’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Kingsley elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Kingsley’s life.

Brian D. Donahue.  Under the terms of Mr. Donahue’s SERP Agreement, the Company has agreed to provide Mr. Donahue with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Donahue’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The benefit payable under this formula is reduced by the amount of any other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company’s 401(k) Plan.  Mr. Donahue’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company.  Unless Mr. Donahue elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Donahue’s life.

George J. Getman.  Under the terms of Mr. Getman’s SERP Agreement, the Company has agreed to provide Mr. Getman with an annual retirement benefit equal to the product of (i) 2.0%, times (ii) Mr. Getman’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The benefit payable under this formula is reduced by the amount of other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company’s 401(k) Plan. Mr. Getman’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company.  Unless Mr. Getman elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Getman’s life.

Nonqualified Deferred Compensation Plan

The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of the Company.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($) (2)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$51,795	$0	$292,102
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$20,800	$0	$53,945	$0	$316,465
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$18,200	$0	$14,798	($95,969)	$12,277
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$26,000	$0	$14,181	$0	$143,233
Joseph F. Serbun	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$0	$0	$0

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table.

(2)
Effective December 31, 2014, the Company’s Pension Plan was amended to increase the Supplemental Account Balance.  This amount is referenced as an Account Reduction under Section 3.04 of the Deferred Compensation Plan.  The account balance illustrated in the above chart has been reduced by the executive specific Supplemental Account Balance provided under the Company’s Pension Plan.
The earnings credited in the Deferred Compensation Plan are based on the account balance prior to the Account Reduction offset.

Potential Payment on Termination or Change in Control

The Company has entered into employment agreements that provide severance benefits to certain named executives.  Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control.  The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements under the section entitled “Employment Agreements.”  Payments under the employment agreement may be made in a lump sum or in installments.  In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2014 termination date.

Name	Expected Post-Termination Payments ($)	Incremental pension benefit (present value) ($)(1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration of Equity Awards ($)(2)	Total Termination Benefits ($)(3)
Mark E. Tryniski
• Death	$168,510	$0	$0	$1,688,377	$1,856,887
• Disability	337,020	0	0	1,688,377	2,025,397
• Involuntary termination without cause	2,036,880	0	0	1,688,377	3,725,257
• Involuntary or good reason termination after CIC	3,055,320	1,238,844	39,024	1,688,377	6,021,565
Scott A. Kingsley
• Death	$102,753	$0	$0	$742,753	$845,506
• Disability	205,506	0	0	742,753	948,259
• Involuntary termination without cause	1,402,745	0	0	742,753	2,145,498
• Involuntary or good reason termination after CIC	1,674,036	522,233	39,802	742,753	2,978,824
Brian D. Donahue
• Death	$83,513	$0	$0	$602,942	$686,455
• Disability	167,025	0	0	602,942	769,967
• Involuntary termination without cause	794,588	0	0	602,942	1,397,530
• Involuntary or good reason termination after CIC	1,362,150	0	40,738	602,942	2,005,830
George J. Getman
• Death	$91,225	$0	$0	$668,767	$759,992
• Disability	182,450	0	0	668,767	851,217
• Involuntary termination without cause	1,245,750	0	0	668,767	1,914,517
• Involuntary or good reason termination after CIC	1,486,200	82,495	39,802	668,767	2,277,264
Joseph F. Serbun
• Death	$60,367	$0	$0	$273,610	$333,977
• Disability	120,734	0	0	273,610	394,344
• Involuntary termination without cause	390,134	0	0	273,610	663,744
• Involuntary or good reason termination after CIC	758,668	45,189	39,802	273,610	1,117,269

(1)
The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s
Pension Plan. There would be no additional benefits accrued under the individual supplemental executive retirement agreements except for Mr. Tryniski’s and Mr. Kingsley’s agreements.

(2)
The amounts set forth in this column reflect the value (based on the closing market price of the Company’s common stock on
December 30, 2014 of $38.13 per share) of any unvested shares of restricted stock that would become vested upon termination and the intrinsic value of unvested stock options based on the closing market price of the Company’s common stock on December 31, 2014 of $38.13 per share that would become vested upon termination.

(3)	The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.

Employment Agreements

The Company has entered into employment agreements with the named executives as set forth and summarized below.  The employment agreements provide for payments, as set forth in the chart above, upon termination in certain situations where the executive is terminated prior to the expiration of the employee agreement.

Mark E. Tryniski.  Effective January 1, 2015, the Company entered into a new employment agreement with Mr. Tryniski.  His new employment agreement provides for his employment as the President and CEO of the Company and the Bank during the period from January 1, 2015 to December 31, 2017.  During the term of the Agreement, the Company shall pay a base salary at an annual rate of $725,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Tryniski will be eligible to receive annual incentive compensation under the terms of the Company’s MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability.  The agreement provides for severance pay in the event of a termination by the Company for reasons other than cause, death, or disability, or termination by Mr. Tryniski for “good reason” in certain situations (as defined in the employment agreement), equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Tryniski through the unexpired term of his employment agreement.  Mr. Tryniski is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

Scott A. Kingsley.  The Company has an employment agreement with Mr. Kingsley that provides for his continued employment from January 1, 2014 to December 31, 2016.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $411,012, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Kingsley will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Kingsley through the unexpired term of his employment.  Mr. Kingsley is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

Brian D. Donahue.  The Company has an employment agreement with Mr. Donahue that provides for his continued employment from January 1, 2013 to December 31, 2015.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $325,000, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Donahue will be eligible to receive annual incentive compensation under the terms of the Company’s MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Donahue’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Donahue through the unexpired term of his employment.  Mr. Donahue is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Donahue’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

George J. Getman.  The Company has an employment agreement with Mr. Getman that provides for his continued employment from January 1, 2014 to December 31, 2016.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $364,900, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Getman will be eligible to receive annual incentive compensation under the terms of the Company’s MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Getman’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Getman’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Getman through the unexpired term of his employment.  Mr. Getman is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Getman’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

Joseph F. Serbun.  The Company has an employment agreement with Mr. Serbun that provides for his continued employment from January 1, 2013 to December 31, 2015.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $235,000, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Serbun will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Serbun’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) one year of Mr. Serbun’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Serbun through the unexpired term of his employment.  Mr. Serbun is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Serbun’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Serbun voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to 2.5 times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print to any Shareholder who requests it, the Company’s Audit, Compliance and Risk Management Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank.  The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process.  PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2014, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).  The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.

The Audit, Compliance and Risk Management Committee is currently comprised of five directors, each of whom the Board has determined to be independent as independence for audit committee members is defined by the Sarbanes-Oxley Act and the NYSE Rules.  In addition, each member of the Committee is financially literate and four of the Committee’s members meet the NYSE standard of having “accounting or related financial management expertise.”  In addition, the Board has determined that James W. Gibson, Jr., Edward S. Mucenski, John F. Whipple, Jr., and James A. Wilson are each qualified as an “audit committee financial expert” as defined by the SEC Rules.

In discharging its oversight responsibilities, the Committee has reviewed and discussed the Company’s 2014 audited consolidated financial statements with management of the Company and its independent registered public accounting firm and has discussed with its independent registered public accounting firm all matters required by generally accepted auditing standards, as required by the standards of PCAOB, including the matters described in Audit Standard No. 16 Communications with Audit Committees, as adopted by the PCAOB.  The Committee regularly holds separate executive sessions at its meetings with the Company’s independent registered public accounting firm, the chief risk officer, and the director of internal audit.

The Committee has also received the written disclosures and letter from the Company’s independent registered public accounting firm as required by applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm its independence.  In concluding that the independent registered public accounting firm is independent, the Committee considered, among other factors, the non-audit services provided by the independent registered public accounting firm as described in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”  The Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

James A. Wilson, Chair
James W. Gibson, Jr.
Edward S. Mucenski
John Parente
John F. Whipple, Jr.

PROPOSAL TWO:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking a non-binding advisory vote from our Shareholders to approve the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules.  The compensation of our named executives is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and narrative disclosure contained on pages 18 to 40 of this Proxy Statement.  As discussed in those sections, the Board believes that the Company’s executive compensation philosophy, guidelines and programs provide a strong link between executive compensation and the Company’s short and long-term performance and creation of shareholder value.

For the year ended December 31, 2014, the Company produced very favorable operating results, including net income of $91.4 million in 2014, an increase of 16.0% over the prior year.  Compounded annual total shareholder returns were 15.0% for the last three years as noted in the executive summary of the “Compensation Discussion and Analysis” section beginning on page 18.  Improved net interest income and non-interest income, disciplined management of operating expenses, and solid and favorable asset quality contributed to these strong results in 2014.  The Company also improved its return on assets and return on equity metrics, again achieving above-peer outcomes.

Other 2014 milestones include the increase in the Company’s quarterly cash dividend to Shareholders by 7.1%, to $.0.30 per share, marking the 22nd consecutive year of annual increases.  The Company’s Compensation Committee considered the Company’s overall levels of achievement of performance objectives, including the performance factors noted above, and approved 2014 compensation decisions reflective of the Company’s strong operating performance in fiscal 2014.

The Company is asking the Shareholders to indicate their support for our executive pay program and policies as described in this Proxy Statement.  This Proposal, commonly known as a “Say-on-Pay” proposal, gives you as a Shareholder the opportunity to endorse or not endorse our executive pay program and policies through a non-binding advisory vote on the following resolution:

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s named executives, as described in the Compensation Discussion and Analysis, the compensation tables and the other related tables and narrative disclosures contained in this Proxy Statement.

The vote on this Proposal is advisory and non-binding.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  Last year, at the Annual Meeting of Shareholders held in May 2014, the Shareholders approved the Say-on-Pay proposal with approximately 96% of the votes cast voting in favor of our executive compensation programs.

Vote Required

A majority of the votes present in person or represented by proxy at the Meeting is required to approve this Proposal No. 2.  Abstentions will have the same effect as votes against the Proposal.  Broker non-votes will have no effect on the vote for this Proposal.  If no voting instructions are given, the accompanying proxy will be voted for this Proposal No. 2.

Board Recommendation

The Board unanimously recommends a vote “FOR” this Proposal No. 2 to approve, on an advisory basis, the named executives’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information contained in this Proxy Statement.

PROPOSAL THREE:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended December 31, 2014, the firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was retained by the Audit, Compliance and Risk Management Committee of the Board to perform the annual integrated audit of the consolidated financial statements and internal controls over financial reporting of the Company and its subsidiaries.  The Audit, Compliance and Risk Management Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”

Following a review and assessment of the auditor’s performance, independence, fees and other factors, the Audit, Compliance and Risk Management Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.  PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1991.  In reviewing the auditor’s performance, the Committee reviews and discusses the auditor’s most recent PCAOB inspection report and its system of quality control.  The Committee also reviews and discusses proposed staffing levels and the selection of the lead engagement partner from the independent registered public accounting firm.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice.  If the Shareholders fail to ratify the selection, the Audit, Compliance and Risk Management Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit, Compliance and Risk Management Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.

Vote Required

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Board Recommendation

The Board recommends that Shareholders vote “FOR” this Proposal No. 3 to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.  Proxies solicited by the Board will be voted in favor of Proposal No. 3 unless Shareholders specify otherwise.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2014 and 2013.

	2014	2013
Audit Fees (1)	$673,183	$601,347
Audit Related Fees (2)	46,300	43,000
Tax Fees (3)	45,750	61,250
All Other Fees (4)	5,832	5,832

(1)	Includes fees incurred in connection with the audits of Community Bank System, Inc.

(2)
Includes fees related to the Uniform Single Attestation
Program for Mortgage Bankers, compliance with the
requirements of the Consolidated Audit Guide for Audits
of HUD Programs and the filing of a Form S-8 registration
statement.

(3)
Includes tax preparation and compliance fees of $35,000
for 2014 and 2013 and fees incurred in connection with tax
consultation related to acquisitions, tax planning, and
other matters of $10,750 and $26,250 for 2014 and 2013,
respectively.

(4)	Represents subscription fees to Comperio, a PricewaterhouseCoopers LLP trademarked product.

Pursuant to the Audit, Compliance and Risk Management Committee Charter, the Company is required to obtain pre-approval by the Audit, Compliance and Risk Management Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law.  In accordance with this pre-approval policy, the Audit, Compliance and Risk Management Committee pre-approved all audit and non-audit services for fiscal 2013 and fiscal 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based solely on its review of the copies of such filings received by it and written representations of the Reporting Persons with respect to the fiscal year ended December 31, 2014, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2014.

SHAREHOLDER PROPOSALS

If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC for Shareholder proposals.  Shareholder proposals seeking inclusion in the proxy statement for the Company’s 2016 Annual Meeting of Shareholders will not be deemed to be timely submitted pursuant to Rule 14a-8 unless they are received by the Company at its principal executive offices no later than December 7, 2015.

The Company’s Bylaws establish advance notice procedures with regard to Shareholder nominations to the Board and other Shareholder proposals that are not submitted for inclusion in the proxy statement, but that a Shareholder instead wishes to present directly at an annual meeting.  With respect to director nominees, any nominations must be delivered to the Secretary of the Company not less than 60 days or more than 90 days prior to the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written nomination must be received no later than the close of business on the 10th day following the date on which the Company’s notice is mailed) in order for the nomination to be considered timely, and the nomination must contain the information set forth in the Bylaws.  Written notice of such other Shareholder proposals that are to be presented at an annual meeting must be received by the Secretary of the Company no later than 45 days prior to the date of the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written notice must be received no later than the close of business on the 15th day following the date on which the Company’s notice is mailed) in order to be considered timely, and must contain the information set forth in the Bylaws.

These advance notice provisions are in addition to, and separate from, the requirements that a Shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.  A proxy granted by a Shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the advance notice Bylaw provisions, subject to applicable rules of the SEC.  Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company at our principal executive offices.  Shareholders submitting director nominations and proposals are urged to submit their nominations and proposals by certified mail, return receipt requested.

OTHER MATTERS

The Board of the Company is not aware of any other matters that may come before the Meeting.  However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date:  April 1, 2015

By Order of the Board of Directors

Danielle M. Cima
Secretary

Community
BANK SYSTEM, INC.

The Directors and Officers of
COMMUNITY BANK SYSTEM, INC.
extend a cordial invitation for you to
join them for light refreshments at the
The Regina A. Quick Center for the Arts, St. Bonaventure University,
3261 New York 417, St. Bonaventure, New York 14778
at 9:00 AM immediately prior to the
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 20, 2015

Nicholas A. DiCerbo
Chairman

Mark E. Tryniski
President & CEO

0

PROXY

COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway
Dewitt, New York 13214-1883
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian M. Fancher and Danielle M. Cima, proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the items on the reverse side and at the discretion of said proxies on such other matters as may properly come before the meeting, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 20, 2015 or any adjournment thereof.

(Continued, and to be marked, signed and dated on the reverse side)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

COMMUNITY BANK SYSTEM, INC.

May 20, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until **11:59 PM EST** the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.communitybanksystem.com/docs.aspx?iid=100185

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20433000000000001000 4 052015

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Neil E. Fesette
- ○ Sally A. Steele
- ○ Mark E. Tryniski
- ○ James A. Wilson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Advisory vote on executive compensation.	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as independent auditor for 2015.	☐	☐	☐

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Please check here if you plan to attend the meeting. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.